 Exhibit 99.1

For Immediate Release Contact: Cindy McCann VP of Investor Relations 512.542.0204

Whole Foods Market Announces $425 million Equity Investment
by Leonard Green & Partners, L.P.

Austin, TX - November 5, 2008 - Whole Foods Market, Inc. (NASDAQ: WFMI) announced today an agreement to sell Series A Preferred Stock due 2020 to Green Equity Investors V, L.P., an affiliate of Leonard Green & Partners, L.P. for $425 million. This amount equates to an ownership interest, assuming conversion of the preferred stock to common stock, of approximately 17% at this time.

“We are pleased that Leonard Green & Partners, L.P., one of the most experienced and successful investors in the retail industry, has decided to make such a significant investment in Whole Foods Market. We view it as a strong vote of confidence in our business model and our long-term growth prospects, despite the current economic environment,” said John Mackey, chairman, chief executive officer, and co-founder of Whole Foods Market. “This investment, combined with our strong cash flow from operations, gives us the financial flexibility to manage through these difficult economic times while continuing to prudently invest in our long-term growth.”

“Whole Foods Market is an exceptional company that has revolutionized how consumers shop for natural and organic products,” said Jonathan Sokoloff, Managing Partner of Leonard Green & Partners, L.P. “We are pleased to make this investment and look forward to a partnership with the board and management team to drive long-term growth, profitability and value for all shareholders.”

The preferred stock has an 8% dividend, payable quarterly in cash or by increasing the liquidation preference, at the option of the Company, and will be convertible, under certain circumstances, to common stock at an initial conversion price of $14.50 per share. This represents a premium of approximately 32% to yesterday’s closing sale price of Whole Foods Market’s common stock of $10.99. After three years, the dividend will be reduced to: (i) 6% if the common stock closes at or above $17.75 per share for at least 20 consecutive trading days, or (ii) 4% if the common stock closes at or above $23.13 per share for at least 20 consecutive trading days.

Whole Foods Market may redeem the preferred stock after five years at a premium of 4%, declining ratably to par by the eighth year. In addition, at any time, Whole Foods Market may, upon 30 days notice, redeem the preferred stock if the common stock closes at or above $28.50 per share for at least 20 consecutive trading days. Whole Foods Market may also convert the preferred stock into subordinated convertible notes having economic terms similar to the preferred stock under certain circumstances.

The transaction is expected to close within thirty days, subject to the receipt of customary regulatory approvals.

In connection with the preferred stock investment, Jonathan D. Sokoloff and Jonathan A. Seiffer of Leonard Green & Partners, L.P. intend to join the board of directors of Whole Foods Market.

Goldman, Sachs & Co. served as financial advisor and Dechert LLP served as legal advisor to Whole Foods Market in this transaction. Latham & Watkins LLP served as legal advisor to Leonard Green & Partners, L.P.

About Whole Foods Market
Founded in 1980 in Austin, Texas, Whole Foods Market (www.wholefoodsmarket.com) is the world’s leading natural and organic foods supermarket and America’s first national certified organic grocer. In fiscal year 2008, the Company had sales of approximately $8 billion and currently has 278 stores in the United States, Canada, and the United Kingdom. Whole Foods Market employs more than 50,000 Team Members and has been ranked for eleven consecutive years as one of the “100 Best Companies to Work For” in America by FORTUNE magazine.

About Leonard Green & Partners, L.P.
Leonard Green & Partners, L.P. is a private investment firm established in 1989 which manages approximately $9 billion of equity capital. The firm’s investments are focused primarily on North American companies in a range of industries including retail, consumer products, distribution, media, business services and healthcare. Significant investments include The Brickman Group, The Container Store, David’s Bridal, Jetro Cash and Carry, Neiman Marcus Group, Petco Animal Supplies, The Sports Authority, The Tire Rack and Tourneau.

Forward-looking statements
The following constitutes a "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995.  Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties, which could cause our actual results to differ materially from those described in the forward-looking statements.  These risks include but are not limited to general business conditions, the successful integration of acquired businesses into our operations, changes in overall economic conditions that impact consumer spending, including fuel prices and housing market trends, the impact of competition, changes in the Company’s access to available capital, the successful resolution of ongoing FTC matters, and other risks detailed from time to time in the SEC reports of Whole Foods Market, including Whole Foods Market’s report on Form 10-K for the fiscal year ended September 30, 2007.  Whole Foods Market undertakes no obligation to update forward-looking statements.

The shares of Series A Preferred Stock have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

The Company will host a conference call today to discuss this announcement in conjunction with its earnings announcement at 4:00 p.m. CT.  The dial-in number is 1-800-862-9098, and the conference ID is “Whole Foods.”  A simultaneous audio webcast will be available at www.wholefoodsmarket.com.